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                                                                   EXHIBIT 10.83


                            RAMSAY HEALTH CARE, INC.
                               One Poydras Plaza
                               639 Loyola Avenue
                                   Suite 1400
                         New Orleans, Louisiana  70113





                                  June 3, 1994





Mr. Reynold Jennings
c/o Ramsay Health Care, Inc.
One Poydras Plaza
639 Loyola Avenue, Suite 1400
New Orleans, Louisiana  70113

Dear Mr. Jennings:

                 Reference is made to the Employment Agreement dated as of October 2, 1993 between you and Ramsay Health Care, Inc. (the "Company") as amended by letter agreement dated May 26, 1994 (the Employment Agreement, as so amended, being herein referred to as the "Employment Agreement").

                 This will confirm that the exercise price of the options (the "Options") to purchase 100,000 shares of Common Stock of the Company referred to in Section 3.4 of the Employment Agreement has been reduced to $6.9375 per share, which is the closing price of the Common Stock on May 25, 1994. The other terms of the Options remain unchanged.

                 In addition, you shall have the right, upon written notice from you delivered to the Company (Attention: President), at any time during the fifteen (15) day period commencing on the Effective Date (as hereinafter defined), to surrender to the Company for cancellation all or any of the
Options and, upon such surrender, the Company shall pay to you in cash an amount equal to the product of (x) $4.00 multiplied by (y) the number of shares of Common Stock underlying the Options so surrendered (subject to applicable Federal, state and local withholding). The reference in this paragraph to "$4.00" shall be appropriately adjusted for any stock split, stock dividend or similar event affecting the Common Stock occurring after the date hereof and on or prior to the date of surrender.
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                 As used herein, the term "Effective Date" shall mean the first to occur of (i) May 31, 1998 if you are then employed by the Company, or (ii) the date of termination of your employment with the Company, if employment is terminated by the Company other than pursuant to Section 6.1 (Death), 6.2 (Disability) or 6.3 (Due Cause) of the Employment Agreement.

                 Please indicate your acceptance of and agreement with the foregoing by signing the enclosed counterpart of this letter and returning it to the Company, whereupon this shall be a binding agreement between you and the Company.


                                                   Very truly yours,

                                                   RAMSAY HEALTH CARE, INC.





Accepted and Agreed:



  Reynold Jennings